Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-4) and related consent statement/prospectus of BP p.l.c. (the “Company”) for the registration of ordinary shares and to the incorporation by reference therein of our report dated February 18, 2021, with respect to the financial statements of Mars Oil Pipeline Company LLC included in BP Midstream Partners LP’s Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

January 31, 2022